UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2012

A. H. BELO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 977-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 8, 2012, the Compensation Committee of the Company’s Board approved compensation arrangements for the named executive officers who participate in the Company’s 2008 Incentive Compensation Plan, as amended. These arrangements reflect the Company’s ongoing efforts to streamline its management structure, which resulted in the Company not replacing several senior executives who departed the Company in 2011 and early 2012, including one member of the Management Committee. These responsibilities were redistributed among the remaining four executive officers who now comprise the Management Committee. Changes to each component of the executive officers’ compensation reflect their increased responsibilities.

The Committee approved long-term incentive grants in the form of time-based restricted stock units (TBRSUs) to the named executive officers of the Company as follows:

NAME	TITLE	NUMBER OF TBRSUs

Robert W. Decherd	Chairman of the Board, President and
	Chief Executive Officer	97,500

James M. Moroney III	Executive Vice President and
	Publisher and Chief Executive Officer,	50,000
	The Dallas Morning News

Alison K. Engel	Senior Vice President/Chief Financial	35,000
	Officer and Treasurer

Daniel J. Blizzard	Senior Vice President and Secretary	17,500

The terms and conditions of the vesting of the TBRSU awards are set forth in the form of award notice filed herewith as Exhibit 10.1 and incorporated herein by reference. These TBRSUs vest at the rate of 40% at the end of year one, and 30% at the end of each of years two and three. The Committee did not award any stock options or performance-based RSUs for 2012.

In addition to the TBRSU long-term incentive awards, the named executive officers were also awarded long-term incentive compensation in the form of cash that will vest and payout over a two-year period as follows: Robert W. Decherd—$487,500; James M. Moroney III—$250,000; Alison K. Engel—$175,000; and Daniel J. Blizzard—$87,500. The terms and conditions of vesting of the cash long-term incentive awards are set forth in the form of award notice filed herewith as Exhibit 10.2. These cash awards were granted outside of the Company’s 2008 Incentive Compensation Plan.

The Committee also set 2012 base salary compensation as follows: Robert W. Decherd – $600,000; James M. Moroney III—$540,000; Alison K. Engel—$325,000; and Daniel J. Blizzard—$280,000, which represent 25%, 15.5%, 8.3% and 12% increases, respectively, over their 2011 base salaries. These increases will be effective beginning in April.

Executive officers will also be eligible to receive cash incentive bonuses under the Company’s 2008 Incentive Compensation Plan. Target cash bonus opportunities for 2012 were set at 85%, 70%, 55% and 45%, respectively, of these named executive officers’ base salaries. For 2012, subject to the availability of a sufficient performance-based incentive pool in compliance with the exemption under Section 162(m) of the Internal Revenue Code, as amended, the payment of up to 50 percent of each named executive officer’s cash bonus opportunity is based upon the Company’s or The Dallas Morning News’ financial performance, as described below; and 50 percent of each named executive officer’s cash bonus opportunity is dependent on such officer’s attainment of his or her individual non-financial performance objectives, as determined by the

Committee. The 2012 individual non-financial objectives for the named executive officers encompass objectives related to strategic and financial planning, digital initiatives, leadership talent development, investor relations, revenue performance, operational efficiency, monetization of non-core assets, and other matters. For Mr. Decherd, financial performance will be measured for A. H. Belo consolidated earnings before interest, taxes, depreciation, amortization and other income and expense (EBITDA). For Mr. Moroney, Ms. Engel and Mr. Blizzard, financial performance will be measured for and based 15% upon Company consolidated EBITDA and 85% upon EBITDA of the Dallas Morning News operating unit. Threshold and maximum EBITDA levels were set at 85% and 115%, respectively, of the EBITDA targets, and corresponding payout ranges for 2012 are set at 10%, 100%, and 200% for threshold, target, and maximum EBITDA performance, respectively. Threshold, target, and maximum individual non-financial performance levels were set at 100%, and corresponding payout ranges for 2012 at threshold, target and maximum individual performance are 100% of target for each executive officer.

Item 8.01.	Other Events.

On March 9, 2012, the Company announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share, payable on June 1, 2012 to shareholders of record at the close of business on May 11, 2012. The Company also announced it will make a $10 million voluntary contribution to the Company’s defined benefit plans in 2012. In addition, the Company announced that its subsidiary, The Dallas Morning News, had entered into an agreement with LocalEdge, a division of Hearst Communications, to resell digital solutions to small and medium businesses in Dallas and Fort Worth. A copy of the announcement press release is furnished with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	2008 A. H. Belo Incentive Compensation Plan [Form of] Evidence of Grant (For Employees)

10.2	A. H. Belo Corporation Cash Long-Term Incentive [Form of] Evidence of Grant (For Employees)

99.1	Press Release dated March 9, 2012.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 9, 2012	A. H. BELO CORPORATION

	By:	/s/ Daniel J. Blizzard
Daniel J. Blizzard
Senior Vice President and Secretary

EXHIBIT INDEX

10.1	2008 A. H. Belo Incentive Compensation Plan [Form of] Evidence of Grant (For Employees)

10.2	A. H. Belo Corporation Cash Long-Term Incentive [Form of] Evidence of Grant (For Employees)

99.1	Press Release dated March 9, 2012.